Exhibit 5.1
April 15, 2026
To:    Basin Electric Power Cooperative
1717 East Interstate Avenue
Bismarck, North Dakota 58503
Re:    Basin Electric Power Cooperative
Registration Statement on Form S-4
Ladies and Gentlemen:
I am Senior Staff Counsel to Basin Electric Power Cooperative, a North Dakota electric cooperative corporation (the Cooperative), and in that capacity, render this opinion to you in connection with the filing by the Cooperative of a registration Statement on Form S-4 (the Registration Statement) with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act), relating to the registration of the offer by the Cooperative to exchange (the Exchange Offer) up to Seven Hundred Million Dollars and No Cents ($700,000,000.00) aggregate principal amount of its outstanding First Mortgage Obligations, 2025 Series A Bonds, due October 15, 2055 (the Original Bonds), for a like principal amount of its First Mortgage Obligations, 2025 Series A Bonds, due October 15, 2055, that have been registered under the Securities Act (the Exchange Bonds), as described in the Registration Statement and the prospectus that forms a part thereof (the Prospectus). The Original Bonds have been and the Exchange Bonds will be issued under the Amended and Restated Indenture, dated as of May 5, 2015 (as supplemented and amended, the Indenture), between the Cooperative and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), in its capacity as trustee.
I am familiar with the affairs and properties of the Cooperative and have reviewed such documents, instruments, records and files relating to the Exchange Bonds, the Indenture, the Forty-Second Supplemental Indenture, dated as of September 15, 2025 (the Forty-Second Supplemental Indenture), the Registration Statement, and such other documents as I have deemed necessary in order to render the opinion set forth below.
In rendering the opinion herein, I have with your permission and without independent verification assumed the legal capacity of all natural persons executing documents other than on behalf of the Cooperative, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to reproduction copies. In making my examination of documents executed by parties other than the Cooperative, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and the validity and binding effect thereof as to such parties. As to any facts material to the opinion expressed herein which I did not independently establish or verify, I have relied upon statements and representations of representatives of the Cooperative.

1717 East Interstate Avenue	Bismarck, ND 58503	701.223.0441	Fax 701.557.5336	basinelectric.com
Equal Employment Opportunity Employer

April 15, 2026

Based upon the foregoing and having regard for such legal considerations that I deem relevant, I am of the opinion that, when the Registration Statement has become effective under the Securities Act and the Exchange Bonds have been duly executed, authenticated and delivered in accordance with the terms of the Indenture against receipt of the Original Bonds surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Bonds will constitute legal, valid and binding obligations of the Cooperative, enforceable against the Cooperative in accordance with their terms and the terms of the Indenture, and entitled, equally and ratably with all other obligations issued and to be issued under the Indenture, to the benefits of the lien and security provided by the Indenture, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
I am a member of the bar of the state of North Dakota and the foregoing opinion is limited to the laws of the State of North Dakota, and I express no opinion with respect to the laws of any other jurisdiction.
In providing the foregoing opinion, I express no opinion as to (i) the enforceability of any provision of the Indenture which purports to waive the right of benefit from the doctrine of marshalling of assets upon foreclosure, (ii) the validity or enforceability of any covenant to pay interest on defaulted interest, and (iii) the effectiveness of any provision in the Indenture purporting to create a “springing lien” whereby certain property initially excepted from the lien of the Indenture would become subject to the lien of the Indenture upon the occurrence of an Event of Default (as defined in the Indenture) thereunder; and moreover, that the Indenture contains customary provisions for the enforcement of the security provided for therein, certain of which may be limited by the laws of the State of North Dakota (but such laws do not, in my opinion, make inadequate the remedies necessary for the realization of the benefits of such security).
I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to being named under the heading “Legal Matters” in the Prospectus included in the Registration Statement. By giving this opinion, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Matthew R. Kolling
Matthew R. Kolling
Senior Staff Counsel